EXHIBIT 99.1

NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports Fourth-Quarter Earnings

Madison, Wis., Feb. 26, 2008—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Dec. 31, 2007, of $11.0 million or 50 cents per share compared to $11.2 million or 54 cents per share for the same period in the prior year. MGE Energy reported earnings for the twelve months ended Dec. 31, 2007, of $48.8 million or $2.27 per share compared to $42.4 million or $2.06 per share for the same period in the prior year.

Earnings were down slightly for the fourth quarter despite sales growth at the electric segment. During the three months ended Dec. 31, 2007, electric retail deliveries increased 2.4% from those in the same period in the prior year. The increase in electric retail deliveries primarily represents increased residential and commercial/industrial usage. The benefit from sales growth was offset by higher fuel prices during the fourth quarter and maintenance costs on both electric and gas facilities.

The primary contributor to higher earnings for the twelve months ended Dec. 31, 2007, is an increase in revenues from the recovery of costs related to MGE Energy's construction activities. As a result of the construction activities at Elm Road and the Top of Iowa III wind project, MGE Energy recognized $4.6 million in additional pretax income for the twelve months ended Dec. 31, 2007, compared to the same period in the prior year.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric Co., generates and distributes electricity to nearly 136,000 customers in Dane County, Wis., and purchases and distributes natural gas to nearly 140,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

	2007	2006	2005
Three Months Ended Dec. 31
Operating revenue	$142,840	$138,611	$159,595
Operating income	$19,576	$21,538	$16,094
Net income	$11,021	$11,153	$8,535
Earnings per share (basic and diluted)	$0.50	$0.54	$0.42
Weighted average shares outstanding (basic and diluted)	21,886	20,754	20,446

Twelve Months Ended Dec. 31
Operating revenue	$537,594	$507,546	$513,370
Operating income	$83,667	$78,994	$60,472
Net income	$48,825	$42,423	$32,091
Earnings per share (basic and diluted)	$2.27	$2.06	$1.57
Weighted average shares outstanding (basic and diluted)	21,520	20,564	20,436

# # #